SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
current report
pursuant to section 13 or 15(d) of the
securities exchange act of 1934
Date of Report (date of earliest event reported): August 2, 2005
American Greetings Corporation
(Exact Name of Registrant as Specified in its Charter)

Ohio	1-13859	34-0065325

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One American Road Cleveland, Ohio		44144

(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (216) 252-7300

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
To align a portion of the performance-based incentive compensation of Mr. Zev Weiss, the Chief Executive Officer, and Mr. Jeffrey Weiss, the President and Chief Operating Officer, with the long-term interests of the shareholders of American Greetings Corporation (“American Greetings”), in March 2003, the Compensation and Management Development Committee determined that a percentage of their performance-based incentive compensation should be in the form of American Greetings Class B common shares. As a result, with respect to amounts earned under the American Greetings Key Management Annual Incentive Plan (the “Annual Incentive Plan”) in fiscal 2004 and fiscal 2005, Messrs. Zev Weiss and Jeffrey Weiss were eligible to receive the following amounts: (1) cash in an amount equal to one-half of the incentive compensation earned under the Annual Incentive Plan and (2) a number of Class B common shares determined by dividing the dollar value of up to one-half of the target incentive compensation by the closing price of American Greetings Class A common shares as of March 3, 2003, discounted by one-third. None of such shares were earned with respect to fiscal 2004. In fiscal 2005, Messrs. Zev Weiss and Jeff Weiss earned 34,208 and 25,656 Class B common shares (the “Annual Target Amount”), respectively. The Committee intended in its March 2003 determination to grant at that time a number of performance shares covering five fiscal years such that shares are available for each of Messrs. Zev Weiss and Jeffrey Weiss to earn part of their incentive compensation in shares in this manner for a period of five fiscal years (through fiscal 2008) if performance goals are met. Messrs. Zev Weiss and Jeff Weiss would also have the ability in fiscal 2009 and 2010 to earn a portion of any shares not earned during such five years. This means that for five fiscal years through fiscal 2008, each year Messrs. Zev Weiss and Jeffrey Weiss would be eligible to earn up to an amount of such initial grant of performance shares equal to their respective Annual Target Amounts of Class B common shares. If they did not earn any shares in a particular year during the initial five-year period, Messrs. Zev Weiss and Jeffrey Weiss would be entitled to earn those shares, up to the Annual Target Amount, in each of fiscal 2009 and 2010.
As part of and to implement this program, on August 2, 2005, the Compensation and Management Development Committee granted 102,624 and 76,968 performance shares to Messrs. Zev Weiss and Jeffrey Weiss, respectively, under the American Greetings 1997 Equity and Performance Incentive Plan and pursuant to Performance Share Grant Agreements. The performance shares represent the right to receive Class B common shares upon the achievement of management objectives over a five-year performance period. The number of performance shares actually earned will be based on the percentage of the officer’s target incentive award, if any, that he achieves during the performance period under the Annual Incentive Plan. Each officer will be entitled to payment of a portion of his performance shares (not to exceed the Annual Target Amount) equal to the percentage of the officer’s target incentive award, if any, that he achieves under the Annual Incentive Plan for a given fiscal year during the performance period. If the officer achieves 100% of his target incentive award under the Annual Incentive Plan in each of the first three of American Greetings’ five fiscal years ending during the performance period, he will be deemed to have earned 100% of the performance shares. If the officer earns a portion but less than 100% of the Annual Target Amount of performance shares with respect to any fiscal year for which he is eligible to earn performance shares, he shall forfeit the remaining portion of the Annual Target Amount not earned with respect to such fiscal year. If the officer does not earn any performance shares with respect to a fiscal year during the performance period for which he is eligible to earn performance shares, the officer will be entitled to earn those shares, up to the Annual Target Amount, in the forth and fifth years of the performance period based on the percentage of the target incentive award the officer achieves under the Annual Incentive Plan with respect to fiscal 2009 and 2010.
Subject to certain adjustments, the officers may not earn more than the total grant of performance shares and, with respect to any fiscal year, no officer may earn more than the Annual Target Amount of performance shares. Any portion of the performance shares not earned as of the end of the performance period will be forfeited. All of the performance shares not otherwise previously earned or forfeited will be deemed earned and shall be issued upon a change in control of American Greetings, the officer’s death or disability or a termination without cause. In connection with the grant of performance shares, each officer’s fiscal 2006 target cash bonus under the Annual Incentive Plan was reduced by one-half to 50% of base salary for Mr. Zev Weiss and to 45% of base salary for Mr. Jeffrey Weiss.
The Committee expects to consider whether to grant next year up to the Annual Target Amount of additional performance shares to each of Messrs. Zev Weiss and Jeffrey Weiss to enable such officers to earn shares that were not earned with respect to fiscal 2004. Any such grant will be subject to the Committee’s approval and will be based on the officers’ performance and such other factors as the Committee determines appropriate.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

American Greetings Corporation (Registrant)
By:	/s/ Catherine Kilbane
Catherine Kilbane, Senior Vice President,
General Counsel and Secretary

Date: August 8, 2005